Exhibit 20.7
Page 1 of 3

Navistar Financial 1996-A Owner Trust
For the Month of October 1996
Distribution Date of November 15, 1996

Original Pool Amount                  $459,943,869.53

Beginning Pool Balance                $406,153,133.77
Beginning Pool Factor                       0.8830493

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay) $10,641,352.91
  Interest Collected                    $3,346,442.48

Additional Deposits:
  Repurchase Amounts                            $0.00
  Liquidation Proceeds/Recoveries         $147,684.86
Total Additional Deposits                 $147,684.86

Repos/Chargeoffs                          $550,727.20
Aggregate Number of Notes Charged Off              18

Total Available Funds                  $13,920,125.90

Ending Pool Balance                   $395,176,408.01
Ending Pool Factor                          0.8591840

Servicing Fee                             $338,460.94

Repayment of Servicer Advances            $215,354.35

Reserve Account:
  Beginning Balance                    $20,388,689.71
  Target Percentage                              5.00%
  Target Balance                       $19,758,820.40
  Minimum Balance                       $9,658,821.26
  (Release)/Deposit                      $(629,869.31)
  Ending Balance                       $19,758,820.40

Current Weighted Average APR:                   9.807%
Current Weighted Average
  Remaining Term (months):                      44.82

                                            Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           1,821,303.90    1,353
    31-60 days                             359,468.64      282
    60+ days                                49,120.59       40

    Total                                2,229,893.13    1,354

  Balances:  60+ days                    1,286,738.61       40

Memo Item - Reserve Account
  Opening Balance                      $20,307,656.69
  + Invest. Income                          81,033.02
  - Transfer to Collections Account              0.00
Beginning Balance                      $20,388,689.71

Exhibit 20.7
Page 2 of 3

Navistar Financial 1996-A Owner Trust
For the Month of October 1996

                                                                 NOTES
                                      TOTAL           CLASS A-1        CLASS A-2       CERTIFICATES
Original
 Distributions:                   $459,943,869.53   $92,000,000.00  $347,245,000.00   $20,698,869.53
 Distribution Percentages (1)                              100.00%            0.00%            0.00%
 Coupon                                                     5.250%           6.350%           6.500%

Beginning Pool Balance            $406,153,133.77
Ending Pool Balance               $395,176,408.01

Collected Principal                $10,425,998.56
Collected Interest                  $3,346,442.48
Charge-Offs                           $550,727.20
Liquidation Proceeds/Recoveries       $147,684.86
Servicing                             $338,460.94
Cash Transfer from Reserve Account          $0.00
  Total Collections Available
    for Debt Service               $13,581,664.96

Beginning Balance                 $406,153,133.77   $38,209,264.24  $347,245,000.00   $20,698,869.53

Interest Due                        $2,116,789.20      $167,165.53    $1,837,504.79      $112,118.88
Interest Paid                       $2,116,789.20      $167,165.53    $1,837,504.79      $112,118.88
Principal Due                      $10,976,725.76   $10,976,725.76            $0.00            $0.00
Principal Paid                     $10,976,725.76   $10,976,725.76            $0.00            $0.00

Ending Balance                    $395,176,408.01   $27,232,538.48  $347,245,000.00   $20,698,869.53
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                0.2960058530     1.0000000000     1.0000000000

Total Distributions                $13,093,514.96   $11,143,891.29    $1,837,504.79      $112,118.88

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00

Excess Servicing                      $488,150.00

Beginning Reserve Account Balance  $20,388,689.71    see also Memo Item on Page 1 regarding Reserve Account
(Release)/Draw                       $(629,869.31)
Ending Reserve Account Balance     $19,758,820.40

(1) The Noteholder's Percentage will be 100% for each Distribution Date occuring before the Distribution date on which the Class A-1 Notes have been paid in full, and generally 95.5% thereafter until all the Notes have been paid in full. No principal distribution to Class A-2 until Class A-1 has been paid in full.

Exhibit 20.7
Page 3 of 3

Navistar Financial 1996-A Owner Trust
For the Month of October 1996

Trigger Events:   A) Loss Trigger - Reserve Account Balance
                     Loss Trigger - Certificate Lockout Event
                  B) Delinquency Trigger
                  C) Noteholders Percent Trigger

                         6                 5                4               3                2                1
                      May 1996         June 1996        July 1996        Aug 1996         Sep 1996         Oct 1996

Beg. Pool Balance  $459,943,869.53  $448,886,287.07  $437,532,448.32  $427,647,779.09  $417,109,950.65  $406,153,133.77

A) Loss Trigger:
Principal of Contracts
  Charged off          $383,082.86      $817,826.85      $438,220.11      $446,599.38      $874,339.96      $550,727.20
Recoveries                   $0.00       $10,734.47      $237,338.64       $74,360.07       $37,337.12      $147,684.86

Loss Trigger - Reserve Account Balance                    Loss Trigger - Certificate Lockout Event
  Total Charged off (Months 5,4,3)     $1,702,646.34          Total Charged off (Months 1-6)        $3,510,796.36
  Total Recoveries (Months 3,2,1)         259,382.05          Total Recoveries (Months 1-6)            507,455.16
  Net Loss/(Recoveries) for 3 Mos.     $1,443,264.29(a)       Net Loss/(Recoveries) for 6Mos.       $3,003,341.20(c)

  Total Balance (Months 5,4,3)     $1,314,066,514.48(b)       Total Balance (Months 1-6)        $2,597,273,468.43(d)

  Loss Ratio [(a/b)(12)]                     1.3180%          Loss Ratio [(c/d)(12)]                      1.3876%

  Trigger:  Is Ratio> 1.5%                       No            Trigger:  Is Ratio> 6.0%                       No

B) Delinquency Trigger:
   Balance delinquency 60+ days                                        $2,755,020.10      $2,584,175.00   $1,286,738.61
   As % of Beginning Pool Balance                                           0.64423%           0.61954%        0.31681%
   Three Month Average                                                      0.48748%           0.60961%        0.52686%

Trigger:  Is Average> 2.0%                       No


C) Noteholders Percent Trigger:              4.2959%
   Ending Reserve Acct Balance not less than
   1% of initial Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%                      No

  Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer